UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2009

Corus Bankshares, Inc.
 (Exact name of registrant as specified in its charter)

Minnesota	0-06136	41-0823592
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3959 N. Lincoln Ave. Chicago, Illinois	60613
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (773) 832-3088

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 24, 2009, Robert J. Glickman resigned as President and Chief Executive Officer and a Director of the Corus Bankshares, Inc. (the “Company”) and of its subsidiary bank, Corus Bank, N.A. (the “Bank”), for personal reasons effective immediately. Joseph C. Glickman also resigned as a Director and Chairman of the Board of the Company for personal reasons effective immediately. Neither resignation was the result of a disagreement with the Company, the Bank or other members of the Board of Directors of either the Company or the Bank. Robert J. Glickman is a vested participant in the Company’s pension plan and will be eligible to begin receiving payments. Joseph C. Glickman is a party to a deferred compensation agreement with the Company that provides him with deferred compensation for the remainder of his life with an annual benefit of $59,000, paid on a semi-monthly basis via the Company’s regular payroll. Other than as discussed above, neither will receive any severance payments or benefits.

Randy P. Curtis, currently Executive Vice President of the Company and Executive Vice President – Retail Banking of the Bank, will serve as interim President and Chief Executive Officer, subject to approval of the appropriate regulatory authorities, while the Board of Directors seeks a permanent successor. Mr. Curtis’ age 50, was Senior Vice President-Retail Banking of the Bank from 1997 through 2005 and has been in his current position since 2005. Mr. Curtis receives a base salary of $250,000 per year.

In addition, the Company has been informed that neither Robert J. Glickman nor Joseph C. Glickman intends to serve as director, if elected during the 2009 Annual Meeting of Shareholders. As a result, the number of directors of the Company will be reduced from seven to five.

A copy of the press release announcing this matter is attached hereto as exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release regarding resignation of Robert J. Glickman and Joseph C. Glickman, dated April 24, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CORUS BANKSHARES, INC.
(Registrant)

/s/ Paula Manley
Paula Manley
First Vice President and Chief Accounting Officer
(Duly Authorized Officer)

Date: April 30, 2009

Exhibit Index

Exhibit No.	Description
99.1	Press release regarding resignation of Robert J. Glickman and Joseph C. Glickman, dated April 24, 2009.